EXHIBIT O

                               PRESS RELEASE



NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN OR INTO

CANADA, AUSTRALIA OR JAPAN.


EMBARGOED UNTIL NOVEMBER 27, 2001, 8.00 A.M. CET
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27 November 2001




On September 28, 2001 Invensys Holdings Ltd. (`Invensys') announced in connection with the contemplated liquidation of Baan Company NV (`Baan'), that it was exploring ways to accelerate the payment of an amount equal to the liquidation distribution to shareholders and that it expected to announce further information at the general meeting of shareholders of Baan of November 27, 2001. Invensys wishes to re-confirm its intention to provide in early 2002 a mechanism which will enable the Baan-shareholders to receive early payment of an amount equal to the liquidation distribution of Euro 2.85 per share. Invensys is, in consultation with its legal and financial advisers, exploring several alternatives that will achieve this objective and expects to implement these arrangements in early 2002.


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INVENSYS HOLDINGS LTD.                                BAAN COMPANY NV
INVENSYS PLC.